Exhibit 99(c)(3)

CONFIDENTIAL   14 MARCH 2008

DISCUSSION MATERIALS

Disclaimer

The information herein has been prepared by Lazard based upon information supplied by Traveler Group, Inc. (“Traveler” or the Company) and Channel Holdings, Ltd. (“Channel”) or publicly available information and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company and Channel with respect to the anticipated future performance of the Company and Channel. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, Channel or any other entity, or concerning solvency or fair value of the Company, Channel or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and Channel to the future financial performance of the Company or Channel. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Special Committee of the Board of Directors of Traveler (the “Special Committee”), and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

IRS Circular 230 Disclosure: This memorandum was not intended or written to be used and it cannot be used, by any taxpayer for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax law.

Project Reunion

Table of Contents

I	MARKET PERSPECTIVES ON TOWER	1

II	MARKET PERSPECTIVES ON CASTLEPOINT	6

III	HISTORICAL VALUATION AND MARKET PERFORMANCE	13

	CASTLEPOINT & TOWER

IV	OVERVIEW OF SELECTED TRANSACTION STRUCTURES	18

V	ACCRETION/DILUTION – TOWER ACQUIRES CASTLEPOINT	20

VI	ACCRETION/DILUTION – CASTLEPOINT ACQUIRES TOWER	25

Appendix		29

I                               Market Perspectives on Tower

I MARKET PERSPECTIVES ON TOWER

Public Market Valuation Summary
($ in millions; except per share amounts)

1-YEAR PRICE/VOLUME HISTORY

1-YEAR INDEXED PRICE HISTORY

SUMMARY FINANCIAL INFORMATION AND VALUATION STATISTICS (LTM ENDED 12/31/07)

2007 Total Revenues LTM (b)	$429.2
2007 Net Operating Income LTM	54.7
Adj. Shareholders’ Equity (12/31/07) (c)	317.7
Debt	101.0

2008E EPS (d)	$2.95
2009E EPS (d)	3.37
Indicated Annual Dividend	0.20
Long-Term Growth Rate	22.5%

Debt/Total Capital	24.6%

Share Price (03/12/08)	$24.38
Diluted Shares Outstanding (mm)	23.4
FD Market Equity Value	$570.7

Price/2008E EPS (d)	8.3	x
Price/2009E EPS (d)	7.2
Price/Book Value	1.83	x
Price/Adjusted Book Value (c)	1.78

Ind. Dividend Yield/’08E Payout	0.8/6.8%
52-Week High (12/24/07)/Low (09/10/07)	$35.50/$24.13

Sources: FactSet (3/12/08) and company filings.

(a)                     Includes Markel, Navigators, Philadelphia Consolidated, RLI and W.R. Berkley.

(b)                    Excluding net realized gains (losses).

(c)                     Excludes accumulated other comprehensive income (AOCI).

(d)                    IBES median consensus.

I MARKET PERSPECTIVES ON TOWER

Summary of Analyst Estimates and Recommendations

RECOMMENDATION SUMMARY

•          Analyst coverage is limited

•          No large capital markets banks cover the stock

•          Median price target at $39.25 per share

PRICE TARGETS & EARNINGS ESTIMATES

		Price	Estimated EPS
Firm Name	Rating	Target	2008E	2009E	Date
Piper Jaffray	Buy	$46.00	$2.95	$3.55	03/10/08
Keefe, Bruyette & Woods	Neutral	30.00	2.90	3.20	03/07/08
KeyBanc	Outperform	38.50	2.95	3.40	03/07/08
Fox-Pitt Kelton	Outperform	30.00	2.95	3.25	03/06/08
Friedman, Billings, Ramsey	Outperform	40.00	3.00	3.70	03/06/08
Sidoti & Company	Buy	40.00	2.90	3.34	02/19/08
Consensus Statistics

	High	$46.00	$3.00	$3.70
	Mean	37.42	2.94	3.41
	Median	39.25	2.95	3.37
	Low	30.00	2.90	3.20

Buy	83%
Hold	17%
Sell	0%

Current Price:	$24.38
%Difference vs. Median:	(38)%

CONSENSUS RATING TREND

Sources: FactSet (3/12/08), Bloomberg and equity research.

I MARKET PERSPECTIVES ON TOWER

Selected Analyst Commentary

“We reiterate our Buy rating on shares of TWGP. We believe the company and shareholders remain well positioned to benefit from Tower’s strategy of growth and various dislocations in the marketplace that eventually rise due to the soft pricing environment.”

Piper Jaffray, 3/10/2008

“Tower Group reported one of the strongest 4Q07 results in the insurance industry, with EPS rising 69%. TWGP shares responded by declining 9.6%. Despite difficult equity market conditions for financial stocks, we view the precipitous decline in TWGP value as a significant overreaction, especially in light of the fact that TWGP generated an ROE of 23% in 4Q07 and we anticipate 2008 ROE will be at the 20% level.”

KeyBanc, 3/7/2008

“Multiples in the P&C industry have been declining, particularly for higher growth companies, and we feel our revised multiple is more reflective of current softening market conditions and investor sentiment. TWGP is a high growth/high performance insurer whose stock, in our view, justifiably trades at a significant premium to peers.”

Keefe, Bruyette & Woods, 3/7/2008

“We believe that Tower Group is one of the only companies that will be able to maintain strong double-digit growth for the next several years. This will be driven by further expansion within the Northeast (aided by the Preserver deal), additional acquisitions of small insurance companies with capital/technology/expense limitations and recent geographic expansion into FL, TX and CA…We believe Tower’s ability to produce peer group leading premium growth, earnings growth and ROE warrants a premium valuation. However, following the recent sell-off, the stock currently trades at a discount to its peers.”

Fox-Pitt Kelton, 3/6/2008

“Tower Group is one of the few true growth stories in the insurance industry. TWGP has a stellar track record of loss and expense management. Through its multiyear reinsurance arrangement with CastlePoint, TWGP has access to low-cost capital. Tower is highly acquisitive, buying insurance companies that have high expenses but predictable losses. In addition, the company focuses on small commercial lines, a segment of the insurance market that tends to remain price adequate throughout the insurance cycle and generates predictable losses as it is characterized by high-frequency, low-severity events.”

“We believe that an insurer such as Tower, which is growing at over 20%, generates a return on equity over 20%, has little catastrophe exposure, has predictable earnings, and carries a significant and sustainable competitive advantage, should trade to a mid- to high- teens multiple of forward earnings.”

Friedman, Billings, Ramsey & Co., 11/07/2007

“The rating (A-) reflects the group’s historically strong underwriting results, good capitalization and the operational advantages each company in the group realizes as subsidiaries of Tower Group, Inc. These positive rating factors are somewhat offset by the company’s aggressive growth on a direct and net basis, appetite for acquisitions and geographic concentration in downstate New York. The group’s financial and competitive position is susceptible to changes in local market dynamics and any potential losses related to catastrophes; both natural and man-made. The outlook reflects the company’s solid operating performance, adequate risk-adjusted capitalization relative to current ratings that is offset by its aggressive operating strategy. Although the group has been successful in funding its growth and acquisition prowess, Tower has relied heavily on external financing with organic earnings contributing moderately to surplus growth during the most recent five-year period.”

A.M. Best, 7/12/2007

I MARKET PERSPECTIVES ON TOWER

Shareholder Ownership Summary

TOP SHAREHOLDERS

INSIDERS

Rank	Holder Name	# Shares	% O/S
1	Michael H. Lee	2,867,867	12.4
2	Francis M. Colalucci	25,907	0.1
3	Gary S. Maier	20,122	0.1
4	Charles A. Bryan	10,181	0.0
5	Austin P. Young	8,181	0.0
6	Steven W. Schuster	7,181	0.0
7	Stephen L. Kibblehouse	6,526	0.0
8	Christian K. Pechmann	6,040	0.0
9	Patrick J. Haveron	5,561	0.0
10	Laurie Ranegar	5,109	0.0
	Top 10 Insiders	2,962,675	12.8
	Total Insiders	2,966,726	12.8

BREAKDOWN OF CURRENT OWNERSHIP

INSTITUTIONS

Rank	Holder Name	# Shares	% O/S
1	Wasatch Advisors	1,392,866	6.0
2	Friess Associates	1,114,480	4.8
3	Barclays Global Invest.	1,065,313	4.6
4	King Investment Advisors	1,052,254	4.5
5	Lord Abbett & Co.	865,810	3.7
6	Wells Capital Mgmt.	818,345	3.5
7	Nwq Investment Mgmt.	794,180	3.4
8	Provident Investment Counsel	698,682	3.0
9	Parnassus Invest.	675,000	2.9
10	UBS Global Asset Mgmt.	669,694	2.9
	Top 10 Institutions	9,146,624	39.4
	Total Institutions	21,689,090	93.5
Total		23,192,000	100.0

INST. HOLDERS – INVESTMENT STYLE

Source: FactSet (3/12/08).

I MARKET PERSPECTIVES ON TOWER

Strategic Assessment: Observations on Tower Group

POSITIVES

•         Strong regional franchise

•         Solid market position in New York with broad product offerings

•         Strong distribution through retail and wholesale channels

•         High customer retention

•         Focus on profitable markets and lines

•         Selective geographic expansion into nearby Northeastern states

•         Strong risk-adjusted capitalization

•         Focus on low hazard risks

•         Attractive underwriting results

•         Seeking to diversify geographic concentration

•         Increased financial flexibility due to CastlePoint relationship

•         Efficient capital management to enhance ROE

CHALLENGES

•         Geographic concentration

•         Exposed to catastrophic losses due to concentrated business in down-state New York

•         Risk of losses due to terrorism, though this is reduced by reinsurance and TRIA

•         Significant reliance on external financing/capital

•         Reinsurance concentration due to quota share agreement with CastlePoint

•         Softening rate environment may eventually lead to an erosion of profitability

•         Ability to expand into new geographies

•         Expansion into new markets may lead to less attractive underwriting results relative to current book of business

•         Additional expenses associated with expansion

•         M&A execution risks

•         Availability of suitable M&A targets

•         Managing ongoing business/ operational relationship with CastlePoint

II         Market Perspectives on CastlePoint

II MARKET PERSPECTIVES ON CASTLEPOINT

Overview of CastlePoint

•      Tower sponsored the formation of CastlePoint in April 2006

•      Differentiated from other Bermuda-based reinsurers through its focus on low hazard high frequency business

•      Business premised on sharing risk with primary insurer as opposed to writing excess or catastrophe coverage

•      Creates alignment of interests with primary writers

•      Solves capital need for small insurance companies (<$100 mm surplus)

•      Business consists of the following

•      Quota share reinsurance

•      Primary risk sharing or pooling

•      Program business, which is written directly

•      Tower accounts for substantial majority of current premium volume

II MARKET PERSPECTIVES ON CASTLEPOINT

Premium Growth & Diversification

•         Net premiums written grew 107% in 3Q’07

•         Net premiums written from clients other than Tower 26% of total in 3Q’07

•         Approximately $400 million premiums originated for 2007

Source: Company filings.

II MARKET PERSPECTIVES ON CASTLEPOINT

Public Market Valuation Summary
($ in millions; except per share amounts)

PRICE/VOLUME HISTORY SINCE IPO

INDEXED PRICE HISTORY SINCE IPO

SUMMARY FINANCIAL INFORMATION AND VALUATION STATISTICS

2007 Total Revenues (b)	$285.3
2007 Net Operating Income	41.0
Adj. Shareholders’ Equity (c)	422.9
Debt	134.0

2008E EPS (d)	$1.80
2009E EPS (d)	2.20
Indicated Annual Dividend	0.10
Long-Term Growth Rate	13.5%

Debt/Total Capital	24.1%

Share Price (03/12/08)	$10.50
Diluted Shares Outstanding (mm)	38.6
FD Market Equity Value	$404.9

Price/2008E EPS (d)	5.8		x
Price/2009E EPS (d)	4.8
Price/Book Value	0.95		x
Price/Adjusted Book Value (c)	0.95

Ind. Dividend Yield/’08E Payout	1.0/5.6%
52-Week High (03/27/07)/Low (03/10/08)	$16.50/	$10.12

Sources: FactSet (3/12/08) and company filings.

(a)	Includes Aspen, Endurance, PartnerRe, Oddysey Re and Platinum Underwriters.
(b)	Excluding net realized gains (losses).
(c)	IBES median consensus.
(d)	Excludes accumulated other comprehensive income (AOCI).

II   MARKET PERSPECTIVES ON CASTLEPOINT

Summary of Analyst Estimates and Recommendations

RECOMMENDATION SUMMARY

•          Analyst coverage is limited

•         No large capital markets banks cover the stock

•         Median price target at $16.00 per share

PRICE TARGETS & EARNINGS ESTIMATES

		Price	Estimated EPS
Firm Name	Rating	Target	2008E	2009E	Date
Fox-Pitt Kelton	Outperform	$13.00	$1.75	$2.00	03/07/08
Friedman, Billings, Ramsey	Outperform	17.00	1.75	2.20	03/07/08
Keefe, Bruyette & Woods	Outperform	16.00	1.80	2.30	03/07/08
KeyBanc	Buy	16.00	1.80	2.20	03/07/08
Piper Jaffray	Buy	19.00	1.80	—	02/04/08

Consensus Statistics

	High	$19.00	$1.80	$2.30
	Mean	16.20	1.78	2.18
	Median	16.00	1.80	2.20
	Low	13.00	1.75	2.00

Buy	100%
Hold	0%
Sell	0%

Current Price:	$10.50
% Difference vs. Median:	(34)%

CONSENSUS RATING TREND

Sources: FactSet (3/12/08), Bloomberg and equity research.

II   MARKET PERSPECTIVES ON CASTLEPOINT

Selected Analyst Commentary

“Over the near term, CastlePoint is very much in a “show me” position as investors want to see premiums from the deals that have been signed and those that are in the pipeline begin to have a more meaningful impact on the income statement (2007 premiums fell short of guidance due to timing issues - $376 mln actual vs $400-$425 mln guidance). Until then, we believe that the shares will struggle to trade much above book value…CastlePoint has a strong pipeline, which should result in continued strong top-line growth through 2008 and into 2009. Absent any adjustment in retention, our projections place year-end 2009 premiums/equity leverage at 1.3x, which we believe will be difficult given A.M. Best’s generally unfavorable view of strong growth.”

Fox-Pitt Kelton, 3/7/2008

“We are bullish on CPHL. Not only does the company now trade at a discount to its book value of $11.02, but its top-line growth is also the strongest of the insurers that we follow. Return on equity has accelerated and now stands at 12.0%. We are projecting a very satisfactory ROE of 14.9% for 2008. More importantly, those returns are stable and predictable. The company’s sliding-scale commission structure leads to a relatively stable combined ratio and underwriting profit margin. Combine that with an insurance/reinsurance hybrid model, a significant tax advantage, and arguably the best management team in the insurance business, and CPHL is one of the most compelling names in our coverage.”

Friedman, Billings, Ramsey & Co., 3/7/2008

“Operating EPS growth of 57% for 4Q07 was substantially better than the reinsurance industry. The earnings growth demonstrated by CPHL in 4Q07 and FY07 would be impressive in market conditions that were favorable. The performance is almost unprecedented given the current soft pricing environment that affected the property/casualty insurance industry in 2007. It is difficult to comprehend why investors chose to drive the shares of CPHL down to below book value of $11.08 on the news. We view the current weakness as a buying opportunity.”

KeyBanc, 3/7/2008

“Multiples in the P&C industry have been declining, and we feel our revised multiple is more reflective of current softening market conditions and investor sentiment. We expect the company’s current multiple to expand as ROE improves to 15.2% in 2008 and 16.7% in 2009, up from operating ROE of 10.9% in 2007.”

Keefe, Bruyette & Woods, 3/7/2008

“We anticipate TWGP represents the majority of CastlePoint business over the next couple of years. However, we anticipate the focused approach of providing access to certain programs, ratings and geography to smaller capitalized insurance companies yields substantial growth opportunities over the long run. We expect underwriting similar programs of risk, with program underwriting agents boxed in, yields consistent combined ratio results.”

Piper Jaffray, 11/19/2007

“We remain bullish on the outlook for the company based on the following: (1) With business from Tower growing faster than expected and third-party business expanding rapidly, we expect CPHL to utilize quickly its available capacity. In addition, we anticipate an acquisition by CPHL, further adding to the top line. (2) Prices appear to be holding up well in the small commercial lines segment.”

“The major issue facing CPHL is its low stock valuation. At 1.1x book value, shares of CPHL are trading at multiples that effectively prohibit capital raises that would facilitate acquisitions and the expansion of third-party business.”

Friedman, Billings, Ramsey & Co., 11/07/2007

II   MARKET PERSPECTIVES ON CASTLEPOINT

Shareholder Ownership Summary

TOP SHAREHOLDERS

INSIDERS

Rank	Holder Name	# Shares	% O/S
1	Tower Group	3,682,000	9.6
2	Northwestern Mutual Life	2,000,000	5.2
3	Lee, Michael H.	924,138	2.4
4	Weiner, Joel S.	75,116	0.2
5	Beitz, Joseph P.	22,000	0.1
6	Robbie, William A.	19,529	0.1
7	Van Gorder, Jan R.	14,529	0.0
8	Smith, Robert S.	11,529	0.0
9	Doyle, Gregory T.	5,000	0.0
10	Barrow, Richard M.	3,000	0.0

	Top 10 Insiders	6,756,841	17.6
	Total Insiders	6,756,841	17.6

BREAKDOWN OF CURRENT OWNERSHIP

INSTITUTIONS

Rank	Holder Name	# Shares	% O/S
1	ADAR Investment Mgmt.	1,355,400	3.5
2	UBS Global Asset Mgmt.	1,188,991	3.1
3	Capital Research & Mgmt.	1,186,700	3.1
4	U.S. Trust Co. of New York	885,028	2.3
5	Eubel Brady & Suttman Asset Mgmt.	836,035	2.2
6	King Investment Advisors	635,795	1.7
7	Becker Capital Mgmt.	634,437	1.7
8	Lazard Asset Mgmt.	630,959	1.6
9	Mazama Capital Mgmt.	578,000	1.5
10	Friedman, Billings & Ramsey	500,534	1.3

	Top 10 Institutions	8,431,879	22.0
	Total Institutions	18,960,676	49.5

Retail		12,571,483	32.8
Total		38,289,000	100.0

INST. HOLDERS – INVESTMENT STYLE

Source: FactSet (3/12/08).

Preliminary Strategic Assessment: Observations on CastlePoint

POSITIVES

•         Benefits from significant volume of profitable business originated by Tower

•         Unique reinsurance model focused on low severity high frequency risks

•         Quota share arrangements, with sliding commission scale, mitigates loss ratio volatility

•         Increasing 3rd party business

•         Focus on providing reinsurance to smaller insurance companies/MGAs

•         Bermuda domicile

•         Book of business originated in attractive primary pricing environment of recent years

CHALLENGES

•         Uncertainty regarding continuation of Tower relationship

•         Limited 3rd party business

•         Some analysts view CastlePoint as having limited franchise outside of Tower arrangments

•         Entering softening reinsurance market

•         Reliance on Tower to service program business

•         Limited operating history and seasoning as public company

III            Historical Valuation and Market Performance CastlePoint & Tower

III Historical Valuation and Market Performance CastlePoint & Tower

Historical Valuation: 3-Year NTM Price/Earnings

Average
1-Year
2-Years
3-Years
Tower
10.6x
12.3x
12.0x
CastlePoint (a)
7.3
–
–
Specialty P&C (b)
11.0
11.8
11.8
Bermuda Reinsurers (c)
7.7
7.5
7.5
20.0x
17.5
15.0
12.5
10.0
7.5
5.0
12 Mar 05
17 Oct 05
24 May 06
29 Dec 06
5 Aug 07
12 Mar 08
9.2x
8.0x
6.9x
5.5x
Tower
CastlePoint
Specialty P&C (b)
Bermuda Reinsurers (c)

Source: FactSet (3/12/08).

(a)                     Since IPO.

(b)                    Includes Markel, Navigators, Philadelphia Consolidated, RLI and W.R. Berkley.

(c)                     Includes Aspen, Endurance, PartnerRe, Oddysey Re and Platinum Underwriters.

III Historical Valuation and Market Performance CastlePoint & Tower

Historical Valuation: 3-Year Price/Reported Book Value

Source: FactSet (3/12/08).

(a)                     Since IPO.

(b)                    Includes Markel, Navigators, Philadelphia Consolidated, RLI and W.R. Berkley.

(c)                     Includes Aspen, Endurance, PartnerRe, Oddysey Re and Platinum Underwriters.

III Historical Valuation and Market Performance CastlePoint & Tower

Historical Price Performance: 3-Year Indexed Total Return

Source: FactSet (3/12/08).

(a)                     Since IPO.

(b)                    Includes Markel, Navigators, Philadelphia Consolidated, RLI and W.R. Berkley.

(c)                     Includes Aspen, Endurance, PartnerRe, Oddysey Re and Platinum Underwriters.

III Historical Valuation and Market Performance CastlePoint & Tower

Tower/CastlePoint Price Performance Since CPHL IPO

Source: FactSet (3/12/08).

III Historical Valuation and Market Performance CastlePoint & Tower

Company Forecasts vs. IBES
($ in millions; except per share amounts)

TOWER

2008E

	IBES Consensus	Mgmt. Estimate	Mgmt. vs. IBES
Net Income	$68.5	$68.5	$0.0
EPS	2.95	2.95	(0.00)

2009E

	IBES Consensus	Mgmt. Estimate	Mgmt. vs. IBES
Net Income	$82.4	$81.4	$(0.9)
EPS	3.37	3.50	0.13

CASTLEPOINT

2008E

	IBES Consensus	Mgmt. Estimate	Mgmt. vs. IBES
Net Income	$67.8	$69.4	$1.6
EPS	1.80	1.80	(0.00)

2009E

	IBES Consensus	Mgmt. Estimate	Mgmt. vs. IBES
Net Income	$81.2	$86.1	$4.9
EPS	2.20	2.23	0.03

Source: FactSet (3/12/08).

IV            Overview of Selected Transaction Structures

IV OVERVIEW OF SELECTED TRANSACTION STRUCTURES

Summary Description of Potential Transaction Structures

The CEO of Tower/CastlePoint has suggested two potential transaction structures

	OPTION A			OPTION B

	•		All cash acquisition of Tower by CastlePoint	•	Tower acquires CastlePoint with a combination of stock & cash

	•		Sources:	•	Sources:

		•	is primary source of funding for transaction		• Cash of $75 mm from new debt issued by Tower

		—	Buys common stock from CastlePoint		• CastlePoint cash ($145 mm) used to repurchase shares or reduce purchase price
(e.g., dividend)
DESCRIPTION		•	Remainder of cash comes from CastlePoint ($145 mm)
				•	Transaction structure based on preliminary discussions with Tower management
		•	Cash of $200 mm from debt issued by CPHL

		•	CastlePoint (Bermuda) remains offshore company for tax purposes

	•		Transaction structure based on preliminary discussions with
CastlePoint financial advisor and Tower management

	•		No material cash drags on earnings created (i.e., Bermuda platform	•	Significant negative synergies
preserved)
• Increased effective tax rate
OBSERVATIONS		•	Intangibles are amortized over time
• TRM accounting treatment change
	•		Substantial goodwill created
				•	Provides ability for Tower and CastlePoint shareholders to participate in combined business going forward

IV OVERVIEW OF SELECTED TRANSACTION STRUCTURES

Side-by-Side Analysis

	Tower		CastlePoint
Market Data:
Current Share Price	$24.38		$10.50
% of 52W High	69%		64%
% of 52W Low	101%		104%
FD Market Capitalization	$571		$405
Diluted Shares O/S (mm)	23.409		38.562
Analysts Median Price Target	$39.25		$16.00
Price as a Multiple of:
EPS:
2008E (a)	8.3	x	5.8	x
2009E (a)	7.2		4.8
Book Value (12/31/07):
Reported	1.83	x	0.95	x
Adjusted (b)	1.78		0.95
Selected Ratios:
‘08 - ‘09 EPS Growth	14.2%		22.2%
2008E Dividend Payout Ratio	6.8%		5.6%
Indicated Dividend Yield	0.8%		1.0%
Debt/Total Capital	24.6%		24.1%
2008E ROE (a)	20.0%		15.1%
2009E ROE (a)	18.3%		16.2%
Long-Term Growth Rate (a)	22.5%		13.5%
Ratings (A.M. Best/S&P/Moody’s):	A-/—/—		A-/—/—

Sources: FactSet (3/12/08) and company filings.

(a)                     IBES median consensus.

(b)                    Excludes accumulated other comprehensive income (AOCI).

V                          Accretion/Dilution – Tower Acquires CastlePoint

V   ACCRETION/DILUTION – TOWER ACQUIRES CASTLEPOINT

Tower Acquisition of CastlePoint – Selected Assumptions

TOWER
Tower Pro Forma Ownership:	71.2%

Tower Share Price:	$24.38

Tower Diluted Shares Outstanding	23.6
New Shares Issued to CPHL:	9.6
Pro Forma Shares Outstanding	33.2

Tower Cash From Debt	$75.0

CASTLEPOINT
CPHL Pro Forma Ownership:	28.8%

Implied Acquisition Pricer per Share	$12.12

Tower Stock	$6.38
Tower Cash Dividend	3.78
Tower Cash	$1.96

Exchange Ratio	0.497
CPHL Diluted Shares (Excl. Warrants)	38.3
Less: CPHL Shares Owned by Tower	(2.6)
Total Shares Acquired	35.8

V   ACCRETION/DILUTION – TOWER ACQUIRES CASTLEPOINT

Tower/CPHL Accretion/Dilution Key Assumptions

Timing: Q4 Close (December 31, 2008)

•                             Financing:

•                            Common Equity: Tower exchange rate adjusted to correspond to purchase price sensitivity range

•                            Debt: $75mm

•                             Interest Rate: Libor + 450 bps (~ 7.5%)

•                            CPHL Pre-Closing Dividend: $145mm

•                            Foregone Interest and NPW reduction

•                             Purchase Accounting Adjustments:

•                            Minimal (if any) intangibles created

•                             Amortized over 10 years

•                            TRM accounting change from brokerage to insurance company (~ $7.5 mm pre tax)

•                            Loss of Equity Income in Castlepoint

•                            Estimated Transaction Costs: $10mm

•                             Loss of Bermuda Tax Benefit: ~ $30

•                             Loss of underwriting income from reduction of NPW (~ $9.6mm)

•                             Cost Synergies: $3.6mm per year (pre tax)

•                            Integration Cost of $3.6mm in 2009 (pre tax)

•                             Taxes:

•                            Transaction Debt: Tax Affected at ~35%

•                            Intangibles: Tax Affected at ~35%

•                            Synergies: Tax Affected at ~35%

•                            Loss of Underwriting Income: Tax Affected at 0%

•                             Dividends:

•                            Assumes Tower Dividend Per Share Maintained Following Close

V   ACCRETION/DILUTION – TOWER ACQUIRES CASTLEPOINT

Pro Forma Income Statement

($ in millions, except per share amounts)

$12.12 Purchase price; combination of cash and stock plus pre-closing dividend

	2009	2010
Standalone Net Income:
Tower	$81.4	$98.1
CastlePoint	86.1	97.4
Subtotal	$167.5	$195.4

Transaction Adjustments:
Cost Savings	$2.3	$2.7
Integration Costs	(2.3)	—
Interest Expense	(3.6)	(3.6)
Amortization of Intangibles	—	—
Amortization of Debt Issuance Fees	(0.1)	(0.1)
Loss of Equity Income from CastlePoint	(3.8)	(4.3)
Change in TRM Accounting	(5.0)	(0.5)
Tax Adjustment on CPHL Net Income	(29.8)	(33.7)
Foregone Interest Income	(8.0)	(8.0)
Reinsurance Override	3.1	3.1
Foregone Underwriting Income	(9.6)	(9.6)
Foregone Investment Income on Underwriting Profits	(0.3)	(0.8)
Bermuda Tax Savings	3.4	3.8
Subtotal	$(53.5)	$(50.8)

Pro Forma Net Income	$114.0	$144.6

WA Diluted Shares:
Pro Forma	32.9	32.9
Tower Standalone	23.6	23.6

Earnings per Share:
Pro Forma (Assuming Conversion)	$3.46	$4.39
Tower Standalone	3.45	4.15

Accretion/Dilution ($)	$0.01	$0.24
Accretion/Dilution (%)	0.4%	5.7%

Memo:
CastlePoint Marginal Tax Rate	—	—
Tower Effective Tax Rate	34.6%	34.6%

Sources: FactSet (3/12/08), company filings and management projections.

V   ACCRETION/DILUTION – TOWER ACQUIRES CASTLEPOINT

Sensitivity Analysis

2009E EPS Accretion/Dilution

Premium to CPHL Book Value

$11.57	$12.12	$12.67	$13.22	$13.77
5.0%	10.0%	15.0%	20.0%	25.0%
3.0%	0.4%	(2.2)%	(4.6)%	(7.1)%

2009E EPS Accretion/Dilution

Premium Paid per CastlePoint Book Value per Share

$11.57	$12.12	$12.67	$13.22	$13.77
5.0%	10.0%	15.0%	20.0%	25.0%
$0.10	$0.01	$(0.07)	$(0.16)	$(0.24)

2010E EPS Accretion/Dilution

Premium Paid per CastlePoint Book Value per Share

$11.57	$12.12	$12.67	$13.22	$13.77
5.0%	10.0%	15.0%	20.0%	25.0%
8.5%	5.7%	3.0%	0.5%	(2.1)%

2010E EPS Accretion/Dilution

Premium Paid per CastlePoint Book Value per Share

$11.57	$12.12	$12.67	$13.22	$13.77
5.0%	10.0%	15.0%	20.0%	25.0%
$0.35	$0.24	$0.13	$0.02	$(0.09)

V ACCRETION/DILUTION – TOWER ACQUIRES CASTLEPOINT

Historical Exchange Ratio – CastlePoint/Tower

Source: FactSet (3/12/08).

VI       Accretion/Dilution – CastlePoint Acquires Tower

VI ACCRETION/DILUTION – CASTLEPOINT ACQUIRES TOWER

CPHL/Tower Accretion/Dilution Key Assumptions

Timing: Q4 Close (December 31, 2008)

•                            Financing:

•                            Common Equity: Issuance size adjusted to correspond to purchase price sensitivity range

•                             Buy-In Price: $11.03 (5% premium)

•                            Debt: $200mm

•                             Interest Rate: Libor + 450 bps (~ 7.5%)

•                            Excess Cash Hand: $145mm

•                             Foregone Interest and NPW reduction

•                             Purchase Accounting Adjustments:

•                            Estimated Tower Income Subject to CPHL Tax Rate: 20%

•                            Estimated Intangibles Created: $79mm

•                             Amortized over 10 years

•                            Tower Investment Portfolio Amortized: $4mm benefit (pre tax)

•                             Amortized over portfolio life

•                            Loss of Equity Income in CastlePoint

•                            Estimated Transaction Costs: $10mm

•                             Cost Synergies: $3.6mm per year (pre tax)

•                            Integration Cost of $3.6mm in 2009 (pre tax)

•                             Taxes:

•                            Transaction Debt: Tax Affected at Blended Rate (~ 17%)

•                            Intangibles: Tax Affected at Tower Rate (~35%)

•                            Synergies: Tax Affected at CPHL Rate (~0%)

•                             Dividends:

•                            Assumes CPHL Dividend Per Share Maintained Following Close

VI ACCRETION/DILUTION – CASTLEPOINT ACQUIRES TOWER

Pro Forma Income Statement
($ in millions, except per share amounts)

$30.48 Purchase price; buy-in at 5.0% premium

	2009	2010
Standalone Net Income:
CastlePoint	$86.1	$97.4
Tower	81.4	98.1
Subtotal	$167.5	$195.4

Transaction Adjustments:
Cost Savings	$3.6	$4.1
Integration Costs	(3.6)	—
Interest Expense	(12.1)	(12.1)
Amortization of Intangibles	(5.2)	(5.2)
Amortization of Debt Issuance Fees	(0.3)	(0.3)
Loss of Equity Income from CastlePoint	(3.8)	(4.3)
Foregone Interest Income on Cash	(8.0)	(8.0)
Reinsurance Override	4.8	4.8
Foregone Underwriting Income	(9.6)	(9.6)
Foregone Investment Income on Underwriting Profits	(0.3)	(0.8)
Additional Income from Investment Portfolio Amort.	4.0	4.0
Tax Adjustment	8.4	10.1
Subtotal	$(22.0)	$(17.3)

Pro Forma Net Income	$145.5	$178.1

WA Diluted Shares:
Pro Forma	70.8	70.8
CastlePoint Standalone	38.3	38.3

Earnings per Share:
Pro Forma	$2.05	$2.51
CastlePoint Standalone	2.25	2.54

Accretion/Dilution ($)	$(0.19)	$(0.02)
Accretion/Dilution (%)	(8.5)%	(1.0)%

Memo:
CastlePoint Marginal Tax Rate	—	—
Tower Effective Tax Rate	34.6%	34.6%

Source: FactSet (3/12/08) company filings and management projections.

VI ACCRETION/DILUTION – CASTLEPOINT ACQUIRES TOWER

Sensitivity Analysis

2009E EPS Accretion/Dilution

	Premium Paid per Tower Share
	$26.82	$28.04	$29.26	$30.48	$31.69
	10.0%	15.0%	20.0%	25.0%	30.0%
Prem. Paid per Share for CPHL Com. Stock
0.0%	$0.04	$(0.06)	$(0.15)	$(0.24)	$(0.32)
5.0%	0.09	(0.01)	(0.10)	(0.19)	(0.27)
10.0%	0.14	0.04	(0.06)	(0.15)	(0.23)
15.0%	0.18	0.08	(0.01)	(0.10)	(0.18)
20.0%	0.22	0.12	0.03	(0.06)	(0.14)

	Premium Paid per Tower Share
	$26.82	$28.04	$29.26	$30.48	$31.69
	10.0%	15.0%	20.0%	25.0%	30.0%
Prem. Paid per Share for CPHL Com. Stock
0.0%	2.0%	(2.6)%	(6.8)%	(10.7)%	(14.3)%
5.0%	4.1%	(0.4)%	(4.6)%	(8.5)%	(12.2)%
10.0%	6.2%	1.6%	(2.6)%	(6.5)%	(10.1)%
15.0%	8.1%	3.6%	(0.6)%	(4.5)%	(8.1)%
20.0%	9.9%	5.4%	1.3%	(2.6)%	(6.2)%

2010E EPS Accretion/Dilution

	Premium Paid per Tower Share
	$26.82	$28.04	$29.26	$30.48	$31.69
	10.0%	15.0%	20.0%	25.0%	30.0%
Prem. Paid per Share for CPHL Com. Stock
0.0%	$0.26	$0.14	$0.02	$(0.08)	$(0.18)
5.0%	0.32	0.20	0.08	(0.02)	(0.12)
10.0%	0.38	0.25	0.14	0.03	(0.07)
15.0%	0.43	0.31	0.19	0.09	(0.01)
20.0%	0.48	0.36	0.24	0.14	0.04

	Premium Paid per Tower Share
	$26.82	$28.04	$29.26	$30.48	$31.69
	10.0%	15.0%	20.0%	25.0%	30.0%
Prem. Paid per Share for CPHL Com. Stock
0.0%	10.3%	5.4%	0.8%	(3.3)%	(7.2)%
5.0%	12.6%	7.7%	3.2%	(1.0)%	(4.8)%
10.0%	14.8%	9.9%	5.4%	1.3%	(2.6)%
15.0%	16.9%	12.1%	7.6%	3.4%	(0.4)%
20.0%	18.9%	14.1%	9.6%	5.5%	1.6%

VI ACCRETION/DILUTION – CASTLEPOINT ACQUIRES TOWER

CastlePoint Potential P/E Multiple Expansion
($ in millions; except per share amounts)

			Pro Forma P/E CPHL Share Price Change
Prem. to Current Price			10.0%	15.0%	20.0%	25.0%	30.0%
Implied TWGP Price			$26.82	$28.04	$29.26	$30.48	$31.69
Pro Forma CPHL + TWGP EPS			$2.34	$2.24	$2.14	$2.05	$1.97

Pro Forma Multiple
	6.0	x	33.6%	27.7%	22.3%	17.4%	12.7%
	6.5		44.7%	38.4%	32.5%	27.1%	22.1%
	7.0		55.9%	49.0%	42.7%	36.9%	31.5%
	7.5		67.0%	59.7%	52.9%	46.7%	40.9%
	8.0		78.1%	70.3%	63.1%	56.5%	50.3%

CPHL 2009 IBES Median EPS	$2.20

Current Multiple	4.8	x

Current Share Price	$10.50			`

Source: FactSet (3/12/08).

PROJECT REUNION

Appendix

APPENDIX

Insurance Universe: Valuation Snapshot
($ in millions; except per share amounts)

	% of 52-Week		Market	P/E							ROE		Dividend
Company	High	Low	Cap.	2008E		2009E		LTGR	P/B		2008E	2009E	Yield
Selected Specialty:
Markel	81.0%	108.0%	$4,388	14.1	x	15.4	x	12.0%	1.66	x	10.8%	9.0%	NA
Navigators	80.3	112.7	892	9.3		9.1		12.0	1.35		13.6	12.3	NA
Philadelphia	67.8	103.6	2,287	8.5		8.3		15.0	1.48		16.4	14.2	NA
RLI	84.5	100.0	1,123	12.1		11.7		11.5	1.47		12.2	11.5	1.8%
Tower	68.7	101.0	571	8.3		7.2		22.5	1.83		20.0	18.3	0.8
W.R. Berkley	82.8	105.6	4,925	7.4		7.3		13.0	1.41		18.2	16.8	0.7

Mean (a)	79.3%	106.0%		10.3	x	10.4	x	12.7%	1.47	x	14.2%	12.8%	1.3%
Median (a)	81.0	105.6		9.3		9.1		12.0	1.47		13.6	12.3	1.3

Selected Bermuda:
Aspen	91.3%	122.4%	$2,369	6.3	x	6.3	x	10.0%	1.02	x	15.4%	13.6%	2.2%
CastlePoint	63.6	103.8	405	5.8		4.8		13.5	0.95		15.1	16.2	1.0
Endurance	87.1	112.9	2,273	6.1		6.0		12.0	1.07		16.7	14.8	2.7
Odyssey	79.8	108.4	2,462	10.4		10.4		13.5	0.97		9.0	8.4	0.7
Partner Re	90.9	113.4	4,115	7.3		7.4		5.0	1.12		15.1	13.5	2.3
Platinum	88.3	108.2	1,758	6.9		7.0		12.5	1.03		14.5	13.1	1.0

Mean (a)	87.5%	113.1%		7.4	x	7.4	x	10.6%	1.04	x	14.1%	12.7%	1.8%
Median (a)	88.3	112.9		6.9		7.0		12.0	1.03		15.1	13.5	2.2

Primary:
ACE	85.1%	102.3%	$17,969	7.3	x	7.1	x	13.0%	1.11	x	14.3%	13.0%	2.0%
Arch	86.9	103.8	4,355	6.5		6.4		10.0	1.21		17.1	14.7	NA
EverestRe	81.9	101.0	5,877	7.2		7.1		7.3	1.03		14.1	12.4	2.1
Max Re	87.8	111.1	1,489	6.8		6.4		12.0	0.96		14.2	13.9	1.3
Argo Group	71.5	100.0	1,088	8.6		7.6		12.0	0.79		8.9	9.2	NA

Mean	82.7%	103.7%		7.3	x	6.9	x	10.9%	1.02	x	13.7%	12.6%	1.8%
Median	85.1	102.3		7.2		7.1		12.0	1.03		14.2	13.0	2.0

Source: FactSet (03/12/08), SNL and company filings.

(a)                     Summary statistics exclude Tower and CastlePoint.